UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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STANDARD MANAGEMENT CORPORATION

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Ronald D. Hunter Chairman and Chief Executive Officer

April 28, 2005

As you are aware, an important Special Meeting of common shareholders is scheduled for May 18, 2005. In addition, the expiration date of the consent solicitation to amend the indenture of the 10.25% Trust Preferred securities is also scheduled for May 18, 2005.

As CEO and a fellow shareholder, I believe it is important to share with you where we are in the process of transitioning Standard Management. We are excited about the solid platform we have created in our health services segment over the past two years and the prospects for our promising future.

The proposed sale of our life insurance subsidiary is progressing and is on schedule to close in the second quarter. The sale has been submitted to the proper regulatory authorities and, other than customary closing conditions, is contingent only on the approval of our shareholders and the Indiana Department of Insurance. The company expects to receive approximately $83 million in total consideration from the sale and intends to use the proceeds to retire all bank debt and inter-company notes. After such retirement of debt and the payment of fees and expenses, Standard Management expects to have cash of approximately $28 million. More importantly, upon approval of the proposed amendment, the SMAN Preferred (SMANP) will continue to be listed on NASDAQ. We believe there are significant advantages to investing in the pharmaceutical distribution business. Most notably:

•	The S&P® 500 Health Care Index has substantially outperformed the broader S&P® 500 Index in recent years, although there is no guarantee that it will continue to outperform.

•	Risks are more controllable with higher gross margins, and we believe improved operating results can be achieved in a shorter period of time.

•	With the investment in health services over the last two years, we believe we have positioned Standard Management for long-term growth and maximization of shareholder value.

•	Assuming the consummation of acquisitions currently being negotiated, combined with current revenues, we are confident that we can achieve $80 million to $100 million in revenue by year end 2005 and we are optimistic that through a combination of organic growth and acquisitions, we can achieve $300 million in revenue by year end 2008.

I’ve enclosed a reprint of the November 2004 Forbes Magazine supplement that focuses on Standard Management and our vision of the future.

Ronald D. Hunter Chairman and Chief Executive Officer

Your board of directors has determined that the proposed sale being voted upon at the special meeting is in the best interests of Standard Management and our shareholders. Accordingly, the Standard Management board recommends that you vote “FOR” the resolution. The background of the board’s decision is set forth in detail in the proxy statement and consent statement and I urge you to read these materials.

For common shareholders, your vote is very important to us, no matter how many or how few shares you may own. If you have not voted, please follow the simple instructions included on your voting form and vote TODAY by telephone, Internet, or by signing and returning the enclosed voting form in the postage-paid envelope provided.

For Trust Preferred holders, we urge you to read the consent statement carefully and then contact your bank/broker representative and instruct him/her to issue consent on your behalf. Please note, if you have already instructed your representative to consent on your behalf, there is no need for you to take any further action at this time.

The core management group of the company has a significant ownership position in the common stock. We believe in the history of Standard Management. We also believe in its future. I am confident that by communicating our vision, you will continue to be a part of Standard Management’s future.

If you have any questions about voting your common shares, or providing your consent in connection with the trust preferred security solicitation, please contact our proxy solicitor/information agent, Innisfree M&A Incorporated, toll-free at 1.888.750.5834. Banks and Brokers please call collect at 212.750.5833.

Thank you for your continued support.

Sincerely,

Ronald D. Hunter
Chairman and CEO

     This letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. The use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “could,” “plans” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this letter include, without limitation, statements regarding the anticipated receipt of regulatory approvals and the expected closing date of the proposed transaction, anticipated proceeds from the proposed transaction, the performance of our health services segment following consummation of the transaction, potential future acquisitions and their impact on the segment’s performance. These forward-looking statements are subject known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to those described in the proxy statement under the heading “Risk Factors,” as well as the following: our ability to satisfy the contractual conditions necessary to consummate the sale of Standard Life; the ability of our management team to successfully operate a health services business with limited experience in that industry; our ability to expand our health services business both organically and through acquisitions, including our ability to identify suitable acquisition candidates, acquire them at favorable prices and successfully integrate them into our business; general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to obtain additional capital when needed and on favorable terms; our ability to achieve anticipated levels of operational efficiencies at recently acquired companies, as well as through other cost-saving initiatives; customer response to new products, distribution channels and marketing initiatives; and increasing competition in the sale of our products.

     We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

The attached is a reprint of an advertising supplement that appeared in regional issues of Forbes magazine in October 2004. The brochure was produced and paid for by Standard Management.

We believe that the brochure provides an excellent overview of our health services business as operated by our subsidiary U.S. Health Services under its HomeMed trade name. We believe this brochure is a useful supplement to the information about this business as described in our definitive proxy statement relating to our May 18 special meeting of shareholders and our definitive consent solicitation statement seeking consents from holders of our trust preferred securities. Both the proxy statement and the consent solicitation statement are necessitated by our proposed sale of our subsidiary Standard Life Insurance Company of Indiana, through which Standard Management has historically conducted its financial services operations. If the sale of Standard Life is consummated, our principal business will consist of our health services operations as conducted by U.S. Health Services.

PLEASE NOTE, however, that since the date of its publication, some statements in the brochure, all of which appear on the third page, are no longer accurate. Most of the inaccuracies related to our attempted acquisition of SVS Vision, which was mutually terminated in early 2005 prior to closing (but after this brochure had been printed). The following summarizes those statements that are no longer accurate:

Statement in Brochure		As Corrected
•	“Standard Management will continue to be involved in financial services. From the start, our main interest has been asset allocation, and we will continue to provide that.”	•	If the sale of Standard Life is consummated, we will no longer be involved in the financial services business or asset allocation. Our sole business will be that operated by U.S. Health Services.

•	“[U.S. Health Services] recently acquired SVS Vision, one of the top 25 vision care companies in the U.S.”	•	On August 2, 2004, we announced that we had signed a definitive agreement to acquire SVS Vision Holding Company. On January 19, 2005, prior to the closing of such transaction, we announced that both parties had mutually agreed to terminate the agreement.

•	“USHS has grown to approximately 500 employees.”	•	The acquisition of SVS would have added approximately 400 new employees. Currently, USHS has approximately 75 employees.

•	“HomeMed Optical • 52 Locations • 500 Physicians”	•	HomeMed Optical would have had 52 locations and 500 physicians if the SVS Vision transaction had closed. Without the acquisition, HomeMed Optical employed a different strategy which does not involve any physical locations or physicians.

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